Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated February 11, 2014 relating to the consolidated financial statements and the related financial statement schedule of Huntsman International LLC and its subsidiaries as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, 2012, and 2011 appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
June 11, 2014